EXHIBIT 4

Acting ethically

CODE of

BUSINESS

CONDUCT

Life’s brighter under the sun

Sun Life Financial

TABLE of

CONTENTS

Message from the CEO 1

Mission, Vision and Values 2

Applying the Code 3

Does the Code apply to me? 3

Annual Code Training and Acknowledgement 3

How do I apply the Code? 4

Reporting Code breaches 5

How do I report a breach of the Code? 5

What happens when I report a breach? 6

Other obligations 7

Complying with the law 8

Deterring fraud 9

Combatting money laundering and terrorist 10

financing

Avoiding conflicts of interest 11

Trading in securities 12

Rejecting corruption and bribery 13

Accepting and giving gifts and entertainment 14

Respecting privacy and confidentiality 15

Personal information 15

Information about Sun Life 16

Promoting fairness and safety in the workplace 17

Engaging in outside activities or employment 18

Sustainability 19

Competing fairly and openly 20

Dealing with Sun Life assets 21

Using technology appropriately 21

Safeguarding Sun Life information and intellectual property 22

Using and protecting Sun Life’s assets 22

Maintaining books and records 23

Maintaining appropriate controls 24

Dealing with regulators, auditors 26

and others

Where can I find more information? 27

MESSAGE from the CEO

Longevity is one measure of the consistent, high standard of business practice that underpins a financial services company’s reputation. We at Sun Life Financial take pride in our history, which dates back more than 140 years.

Our success as a company is founded on our values, our rigorous governance practices and transparency in all our business dealings. Our Code of Business Conduct outlines these values and explains how we put them into practice every day. This is asked of each of us throughout our organization, regardless of rank or position.

At Sun Life, we come to work every day committed to the highest standards of professionalism, honesty and integrity. This applies in the way we treat our employees and serve our customers. Acting ethically is more than how we work. It’s how we think.

Now more than ever, we must renew our focus on business ethics and conduct. Our industry has been buffeted by economic turbulence on a global scale.

In the midst of this, our brand and our reputation have remained steadfast. I am asking all of you to work with me to build on these strengths.

Our Code of Business Conduct is our guide.

Dean Connor

“We come to work every day with a commitment to the highest standards of honesty and integrity in the way we treat our employees and serve our customers. Acting ethically is more than how we work. It’s how we think.”

DEAN CONNOR, President and Chief Executive Officer

2013 CODE OF BUSINESS CONDUCT 1

MISSION, VISION

and VALUES

MISSION

To help customers achieve lifetime financial security.

VISION

To be an international leader in protection and wealth management.

VALUES

Integrity

We are committed to the highest standards of business ethics and good governance.

Engagement

We value our diverse, talented workforce and encourage, support and reward them in contributing to the full extent of their potential.

Customer focus

We provide sound financial solutions for our customers and always work with their interests in mind.

Excellence

We pursue operational excellence through our dedicated people, our quality products and services, and our value-based risk management.

Value

We deliver value to the customers and shareholders we serve and to the communities in which we operate.

Innovation

We listen to our customers to provide them with a better experience through innovative products and exceptional service.

2013 CODE OF BUSINESS CONDUCT 2

APPLYING

the CODE

DOES THE CODE APPLY TO ME?

Sun Life is committed to high standards of business ethics and integrity. The Sun Life Financial Code of Business Conduct applies to all people on Sun Life’s payroll and all directors of Sun Life Financial Inc., its subsidiaries and joint venture companies, other than those companies that have adopted a code of business conduct that is consistent with the spirit of the Code. Compliance with the Code is mandatory and a condition of employment.

We are all responsible for:

reading, understanding and complying with the Code and any policies or supplementary codes of business conduct that may apply to us,

familiarizing ourselves with Sun Life policies, laws and regulations that apply to our jobs and complying with them,

asking for guidance when necessary, and

reporting concerns and known and suspected violations.

All of us contribute to the ethical culture of our Company.

In certain circumstances, the Company may be represented by third parties in the sale, service or administration of our financial products or services. In addition, the Company may contract with third parties to perform specific business functions or services. The Company has established business practices and procedures that apply to the third parties. If you are involved in contracting with third parties, you must familiarize yourself with and adhere to these business practices and procedures.

You must READ,

UNDERSTAND

AND COMPLY

with the Code.

ANNUAL CODE TRAINING AND ACKNOWLEDGEMENT

Each year, you are asked to complete Code training and an Annual Code Acknowledgement by which you reaffirm your commitment to comply with the Code, and confirm your compliance with the Code over the last year. At that time you will also be asked to report any Code breaches of which you are aware.

Q I have been hired by Sun Life as a temporary employee. Am I required to complete the Annual Code Training and Acknowledgment?

A Yes. All employees, including temporary and contract employees on Sun Life’s payroll system, are required to complete the Annual Code Acknowledgement. This confirms that you have complied with the Code while you have been employed by Sun Life and reaffirms your commitment to do so for the remainder of your contract.

Q Where can I find a copy of the Annual Code

Acknowledgement form and how do I complete it?

A Each November most employees receive an email with a link to the online Code training module and the Annual Code Acknowledgement. If you do not have internet access, a hard copy can be provided to you upon request to human resources or your local compliance officer. Employees on leave must complete the Code training and the Annual Code Acknowledgement upon their return to work.

2013 CODE OF BUSINESS CONDUCT 3

HOW DO I APPLY THE CODE?

Our reputation is one of our most important assets. Our customers may own our products for decades before they need to rely upon us to fulfill our product commitments. They expect us to operate with integrity and maintain our sound reputation.

While the Code does not provide specific guidance for all situations you may encounter at work, you should keep in mind the importance of our reputation and not do, participate in, or condone any activity that could damage it. If you encounter a difficult situation, ask yourself the following questions:

is this legal?

is this permissible under applicable Sun Life policies?

is this fair and ethical?

am I confident that Sun Life would not be embarrassed if this situation became public knowledge?

would I approve of this situation if I were a co-worker, a customer or a shareholder?

You should be able to answer “Yes” to each question. Use your best judgment and common sense, keeping in mind that you are required to comply with both the content and spirit of the Code. If you have any questions as to how to apply the Code in any situation, consult your manager, human resources, a compliance officer or a member of the law department.

Apply the

SPIRIT OF THE CODE to situations you encounter at work.

Q Where can I find more information about the Code and how to apply it?

A If you are unsure how to apply the Code in a situation, you can:

DISCUSS the matter with your manager, human resources, a compliance officer, someone in the law department or an appropriate person identified in the Contact Lists on The Source.

REVIEW additional information about the Code on The Source if you have access to the Company intranet.

EMAIL SLF_Code_of_Business_Conduct@sunlife.com

Q Are there exceptions to complying with the Code?

A In exceptional circumstances waivers of the Code may be granted by the Board of Directors. Waivers will be disclosed in accordance with securities law.

2013 CODE OF BUSINESS CONDUCT 4

REPORTING

CODE BREACHES

Sun Life is committed to leading with integrity and takes breaches of the Code seriously. We must all take an active role in ensuring the Code is applied throughout Sun Life and that breaches of the Code are handled appropriately.

HOW DO I REPORT A BREACH OF THE CODE?

Advise your manager, human resources, a compliance officer or someone in the law department if you believe YOU may have contravened the Code.

If you know or suspect that SOMEONE ELSE has contravened the Code or you feel you are being pressured to violate the law or your ethical responsibilities, advise your manager, human resources, the general counsel or senior compliance officer in your business group, or the chief compliance officer. If you would prefer to report the situation anonymously, or if you feel that someone has not responded appropriately to your report, use the Employee Ethics Hotline. You can access the Hotline either through a toll-free telephone number (local telephone information is available on The Source) or a secure website on the Internet

(at www.employee-ethics-hotline.com). The Hotline services are handled by an outside service provider, and are available to all employees, seven days a week, 24 hours a day in multiple languages.

If you suspect a breach has taken place, do not attempt to deal with the situation yourself. Your identity in any follow-up discussions or inquiries will be kept in confidence to the extent appropriate or permitted by law.

Reporting misconduct and breaches of the Code contributes to the ethical culture at Sun Life and helps us maintain our commitment to high standards of business ethics and integrity.

“It’s good to know I can report my concerns in confidence.”

2013 CODE OF BUSINESS CONDUCT 5

WHAT HAPPENS WHEN I REPORT A BREACH?

Sun Life takes violations of the Code seriously and investigates all reports and allegations. Investigations are handled discreetly to the extent permitted by policy or law.

Sun Life strictly prohibits any form of retaliation against employees for reporting concerns in good faith. If you report a breach in good faith, no action will be taken against you even if we cannot corroborate your concern. However, a mischievous or malicious allegation of a breach is itself a breach of the Code.

Violations of the Code may result in disciplinary action, including termination of employment. Any breach of the Code that violates the law may also result in civil or criminal proceedings.

Q Can my employment really be terminated for violating the Code or any of Sun Life’s other policies?

A You may be disciplined and your employment may be terminated, regardless of your position.

Q What happens when I use the Employee Ethics Hotline?

If you use the Employee Ethics Hotline:

A

Specially trained employees from an external service provider will create a confidential report based on your call or on-line submission. You do not need to give your name if you’d rather remain anonymous.

You will be asked to identify what country you’re reporting from so the report can be forwarded to your local compliance officer for investigation. There’s no direct contact between you and the compliance officer.

A senior compliance officer will complete a follow-up report. The service provider will give you a report number so you can call or check back on-line for a status update or to add more details to your report later.

Note: for technical reasons Sun Life employees in the United Kingdom who wish to remain anonymous should use the Employee Ethics Hotline telephone service rather than the Internet.

Sun Life does not tolerate

RETALIATION.

2013 CODE OF BUSINESS CONDUCT 6

OTHER OBLIGATIONS

As a result of your specific position within Sun Life or your professional background, you may be required to comply with other obligations, such as:

supplementary codes of business conduct relating to specific activities, companies or business units within Sun Life,

rules of conduct governing members of your professional group or association, and

Sun Life standards governing specific situations you may encounter in your work.

A list of Sun Life policies and standards that relate to various Code sections is set out at the back of the Code.

If you are a manager you should:

act ethically and foster a work environment that reflects the content and the spirit of the Code,

encourage employees to act honestly and ethically in all dealings,

understand the Code and champion it with your team members,

answer employee questions about the Code or direct them to where they can find the information they need,

take steps to prevent breaches of the Code and to report and respond to any violations, and support and protect those who report breaches.

If you have any questions about whether a supplementary CODE OF BUSINESS CONDUCT, POLICY OR STANDARD applies to you, please talk to your manager.

Managers, by virtue of their positions of authority, must act as ETHICAL

ROLE MODELS for others.

2013 CODE OF BUSINESS CONDUCT 7

COMPLYING

with the LAW

We all have many stakeholders – customers, coworkers, regulators, shareholders, our industry and our communities. They expect us to reflect Sun Life’s values in our actions and act with integrity. The Code sets out some specific ways we show our stakeholders that we are an ethical organization.

Acting ethically requires each of us to take all reasonable steps to understand and comply with the laws, rules and regulations that apply to our positions within Sun Life. It also requires us to work to the spirit of the law.

You should comply with the most restrictive policy or law in situations where a supplemental policy or law appears to conflict with the Code. Please advise your manager, a compliance officer, or the person in the law department primarily responsible for advising your business unit or function, of the conflict.

“It’s not enough to know my job. I also need to know the laws affecting my job.”

Q My job is very technical and many different laws apply to the work I do. How can I be sure that I won’t violate an aspect of one of these laws?

A Your manager and the person in the law department primarily responsible for advising your business unit or function will be familiar with the laws that apply to your work. Do not hesitate to contact either of them if you need clarification.

2013 CODE OF BUSINESS CONDUCT 8

DETERRING FRAUD

Sun Life does not tolerate fraud. Our stakeholders expect us to conduct ourselves honestly and with integrity. None of us should participate in any type of dishonest or fraudulent behaviour that may affect Sun Life, our customers or our co-workers.

Fraud is a dishonest act or omission intended to deceive or mislead for personal or corporate gain. Fraud may be perpetrated by people associated with Sun Life, such as employees and advisors, or by third parties, such as vendors or customers. Some examples of fraudulent acts include:

forgery or alterations of a document or cheque,

theft of cash and other property,

bribes and economic extortion, and

misuse of confidential information (including identity theft).

You can help to ensure that we continue to operate ethically by reporting any known or suspected fraud incidents, whether committed by a co-worker or a third party, to your fraud reporting officer or through the Employee Ethics Hotline. Ask your manager or refer to the Contact Lists on The Source for the name of the fraud reporting officer in your area.

For more information on deterring fraud, consult the Fraud Risk Management Policy, which is available on

The Source.

“I need to be aware of what’s going on around me.”

Q I am concerned that my colleague may be committing fraud against Sun Life, but I am not really sure. What should I do?

A Call your fraud reporting officer or use the Employee Ethics Hotline to report your concern.

Report any

SUSPECTED FRAUD immediately.

2013 CODE OF BUSINESS CONDUCT 9

COMBATTING MONEY LAUNDERING and

TERRORIST FINANCING

Sun Life is vulnerable to being used by criminal organizations and terrorist groups to launder money and facilitate the financing of their activities. Failure to mitigate money laundering and terrorist financing risks may bring significant regulatory sanction and carry severe reputational risk. We must all actively protect Sun Life’s products and services from being used for money laundering or for financing terrorist or other criminal activity.

Detecting money laundering and terrorist financing activity requires us to properly identify and authenticate our customers. You should report any suspicious premiums, deposits, payments, surrenders or other activities to your local money laundering reporting officer. If you fail to do so Sun Life may be exposed to the risk of legal sanction, financial penalties and reputational damage. Ask your manager or refer to the Contact Lists on The Source for the name of the money laundering reporting officer in your area.

You can find more information by consulting the Anti-Money Laundering and Anti-Terrorist Financing Policy available on The Source.

You must actively protect Sun Life’s products and services from being used for

MONEY LAUNDERING, TERRORIST FINANCING

OR OTHER CRIMINAL

ACTIVITY.

Q What are some signs of money laundering?

A Pay close attention to customer transaction requests and other behaviour that seem out of the ordinary, such as:

reluctance to present proper identification for identity verification,

refusing to disclose beneficial owners or source of funds,

withdrawing funds shortly after sending them to Sun Life,

reluctance to have information sent to a home address,

reluctance to provide customary information,

repeatedly using an address but frequently changing the name attached to it,

keen interest in internal systems, controls and policies,

providing inconsistent or misleading information,

greater interest in liquidity than other features of a product,

the identification of undisclosed third parties

admissions or statements about involvement in criminal activities.

Consult the Anti-Money Laundering and Anti-Terrorist Financing Policy for more information.

2013 CODE OF BUSINESS CONDUCT 10

AVOIDING CONFLICTS

of INTEREST

One important way we demonstrate our integrity is by ensuring that we do not put our interests ahead of those of our customers or shareholders, and do not appear to do so.

Many situations could give rise to a potential conflict of interest. Actions we take on behalf of Sun Life must not be influenced by the possibility of gain for ourselves or for anyone personally associated with us. It is also important to avoid any appearance of a conflict.

We must avoid personal relationships that could improperly influence business decisions. You are not permitted to have a direct or indirect reporting responsibility over a family member. You should also avoid engaging in a business relationship with a family member or a business in which a family member is significantly involved.

You must also avoid conflict of interests involving our customers. For example, you should not act as a trustee, agent, power of attorney or executor for a customer unless he or she is a family member.

Other sections of the Code set out some of the more common conflicts, but they are not exhaustive. If you have questions, speak to your manager or a compliance officer. If you have knowledge about a possible conflict of interest, disclose it immediately.

Q May I hire my brother to do some contract work for Sun Life if his rates are the best rates available?

A Sun Life prohibits business dealings with employees’ family members without proper disclosure and approval. Regardless of your brother’s rates, Sun Life will not hire him to perform services under a contract if he will be working under your supervision or if you have any influence over the decision to employ him.

Q My husband has just become an executive sales manager for a company that services the computers in my department. Do I need to tell anyone about this?

A Yes. One of your husband’s competitors or a co-worker could claim that your husband is getting Sun Life’s business because you are a Sun Life employee. You should ensure that you are independent, and are seen to be independent, from any business organization that provides goods or services to Sun Life. Notify your manager and make sure you are not involved in any decisions regarding retaining or overseeing your husband’s company.

You must avoid any CONFLICT OR APPEARANCE OF A CONFLICT between your personal interests and those of Sun Life.

“When it comes to contracting out, business and family don’t mix.”

2013 CODE OF BUSINESS CONDUCT 11

TRADING in SECURITIES

We are highly visible in many major financial markets and we are subject to complex laws and regulations in the countries where we carry on business. When we invest in the stock market our decisions must not be based on material non-public information we learn through our employment or relationship with Sun Life. You must not trade in Sun Life securities, or in any securities of another company, no matter how small or large the trade, if this decision is based on material information that is not generally available to the public. You also may not “tip” or pass this information on to others, or even share it with coworkers, other than those who have a need to know it to carry out their jobs at Sun Life.

If someone asks you for information about Sun Life that is not generally available to the public, please direct that inquiry to Public and Corporate Affairs or a member of the law department.

“Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell the securities of a publicly traded company. There are also certain types of information that may become material over time (e.g., proposed business transactions). Consult the Disclosure Policy, Securities Trading Policy or someone in the law department as to whether information is material.

Depending on your specific employment at Sun Life, you may be subject to additional requirements. These may include pre-clearing and reporting on your personal investments, trading public company securities only during specified periods, and filing insider-trading reports.

Q I overheard in the elevator that Sun Life is planning to acquire XYZ, a large public company. May I trade XYZ shares?

A No, and you also must not trade in Sun Life securities. The prohibition on trading is not affected by how you obtained the information. Please refer to the Securities Trading Policy for assistance.

Q I am part of a team that supports the release of our quarterly financial results. In the days leading up to the release, I see draft documents setting out the results. Is it okay for me to discuss this information in general with people outside of Sun Life if I don’t refer to specific financial results?

A No. This information is not yet public and should be treated as confidential. If you disclose any material information you may also be breaking securities laws.

2013 CODE OF BUSINESS CONDUCT 12

REJECTING CORRUPTION and BRIBERY

We are committed to complying with the letter and spirit of anti-corruption and anti-bribery laws in the countries in which we operate. We prohibit the direct or indirect use of bribery, kickbacks, payoffs, or other corrupt practices by employees, agents, or other parties acting on behalf of Sun Life, especially in our business relationships including those with suppliers, customers and government representatives.

Many countries in which Sun Life operates have specific anti-corruption laws. These laws generally prohibit companies from giving or offering anything of value to a government official or another person to improperly influence a decision, assist the company in doing business, or obtain an improper business advantage. Hence, no payments or transfers of anything of value should be given to government officials or representatives without prior review and authorization.

You are expected to recognize and avoid the use of bribery by yourself and others and report suspected and known incidents of bribery and corruption through the channels set out in the Code. Our business partners are also expected to conduct themselves lawfully and ethically, and to comply with applicable anti-bribery and anti-corruption laws.

For additional information, consult the Prevention of Bribery and Corruption Policy.

“Sun Life’s track record of integrity makes me proud.”

2013 CODE OF BUSINESS CONDUCT 13

ACCEPTING and GIVING GIFTS

& ENTERTAINMENT

From time to time many of us are offered, or may provide, gifts, favours, benefits, hospitality, or entertainment in the course of our work. These are generally recognized as important parts of doing business.

Nevertheless, you should not accept any benefit that could in any way influence, or appear to influence, your ability to make objective business decisions. You should not offer gifts, favours, benefits or entertainment that might be perceived as inappropriately influencing another company’s business dealings with Sun Life. Consider the following criteria when accepting or offering benefits:

would doing so make it difficult to make a fair and unbiased decision?

is the value involved nominal and reasonable? (Check local policies or supplementary codes or speak to your manager for guidance on what constitutes nominal in your business group as this can vary.)

does this occur frequently?

does the exchange create a sense of obligation on either party?

would it embarrass Sun Life or the recipient if publicly disclosed?

does it violate Sun Life anti-corruption policies or processes?

Before you offer business-related gifts or benefit to a government official or an officer or employee of a state-owned or controlled enterprise, consult with your business group general counsel or senior compliance officer.

Depending on your position at Sun Life you may also have an obligation to report or seek pre-approval of gifts and entertainment. Unless specifically provided under the terms of your employment or engagement, you may not receive a commission or other compensation related to the sale of any Sun Life product or service.

Talk to your

MANAGER OR COMPLIANCE

OFFICER if you are unsure about whether you should accept or give a gift.

Q I’m a communications consultant. From time to time I hire outside graphic design firms to assist me. These firms usually send me a bottle of wine when a big project wraps up. I believe it’s a fairly common practice. Am I allowed to accept it?

A Sun Life will generally consider this an acceptable gift if it is provided infrequently and the value is nominal. If, however; there were several gifts from the same firm, you must consider if a conflict of interest exists. Speak to your manager if you have any questions.

2013 CODE OF BUSINESS CONDUCT 14

RESPECTING PRIVACY and CONFIDENTIALITY

Respecting our customers’ and employees’ privacy is critical to maintaining our ethical reputation and building strong business relationships. We are all responsible for protecting confidential information – whether about Sun Life or our customers or co-workers – against theft, loss, unauthorized access, disclosure, destruction or misuse.

PERSONAL INFORMATION

We accumulate a great deal of information about our customers, employees, and others who develop relationships with us, and have an obligation to limit the collection, access, use and disclosure of this information as outlined in the Sun Life Global Privacy Commitment and as may be required by local law and local policies.

Specifically, we must collect, use or disclose personal information lawfully and fairly, and disclose it only with the permission of the person to whom it relates unless otherwise permitted or required by law. In certain jurisdictions, our customers have the right to ask if we hold any personal information about them and, if so, to review it. They may also have the right to know how we collected the information, how we use it, and to whom we have disclosed it.

We must respect and maintain the confidentiality of our employees’ personal information such as salaries, performance reviews or disabilities. Do not share this information with anyone unless you need to in order to perform your job.

Access to personal information within Sun Life is generally restricted to those employees who have a legitimate business reason to access it. In some cases, we may communicate or transfer personal information to employees, agents and service providers (even in other countries). In this case, the information may be subject to the laws of those jurisdictions. All of these persons, wherever they are located, must be required to protect the confidentiality of this personal information.

Q

I am a call centre employee and recently received a call from someone asking whether his former spouse (our client) had removed him as the beneficiary of her policy. Should I answer his questions?

A

No. All policyholder, customer and employee information must be kept confidential. Our client is the policyholder not the beneficiary, and only the policyholder can grant permission to share her confidential information.

You must protect PERSONAL INFORMATION about Sun Life customers and employees.

2013 CODE OF BUSINESS CONDUCT

INFORMATION ABOUT SUN LIFE

Other than information produced and disclosed in the ordinary course of business, all information about Sun Life and its business is confidential and should not be disclosed to anyone outside Sun Life, including family and friends, or to your co-workers unless they need to know the information to carry out their employment. Examples of confidential information may include business plans, product pricing, new product or business initiatives, client lists and merger and acquisition plans. You are expected to keep confidential any information you acquire about Sun Life during your employment, even after you leave the company.

You should not speak for Sun Life, or imply you are doing so, unless you are specifically authorized. Some external communications, such as articles for publication, presentations and remarks made on behalf of Sun Life, may require review and approval prior to release. Consult the law department or marketing and communications for more information.

In addition to everyday communications with outside persons and organizations, you may on occasion be asked to express your views to the media. Please immediately contact the communications representative in your area if the media approach you. As a general rule, Public and Corporate Affairs will respond to questions about Sun Life’s positions on public policy or industry issues.

Q

How about social networking? Can I blog about Sun Life?

A

We support the use of social media and believe it is an integral part of the way we do business in the future. We must, however, take a balanced approach in the use of social media when it relates to any aspect of our business.

You must ensure that you have appropriate managerial approval to use social media for business purposes. In your personal use, you should not represent or imply that any personal opinions are approved or endorsed by Sun Life.

As with any other communication, you should refrain from discussing or commenting on Sun Life’s internal business matters or affairs on social media sites or pages. Depending on your position with Sun Life, there may be additional restrictions on your use of social media.

If you’re not sure whether restrictions apply, ask your manager or someone in the law department.

Q

What may I talk about when in trade association and industry meetings?

A

Trade association members are also our competitors, and if you are appointed to represent Sun Life in a trade association or other organization, your contributions must respect the confidentiality of Sun Life’s information. Consult with someone in the law department or Public and Corporate Affairs for more information.

Only AUTHORIZED PEOPLE may speak for Sun Life.

2013 CODE OF BUSINESS CONDUCT

PROMOTING FAIRNESS

and SAFETY IN THE WORKPLACE

You are critical to our success. We are committed to safety and fairness in the workplace and recognize that a diverse workforce allows us to serve our customers most effectively. We will not tolerate unlawful discrimination, harassment or violence at work. We must all work to maintain a safe and healthy work environment.

Specifically, we do not unlawfully discriminate against co-workers, customers or anyone else we encounter in the course of our work on the basis of their race, colour, religion, sex, sexual orientation, national origin, citizenship, creed, age, marital status, family status, disability, or other grounds included in human rights legislation.

Acts and threats of violence affect everyone’s safety and must be reported immediately. We must not engage in threatening, intimidating or violent acts against co-workers, customers or anyone else encountered in our work. Sexual or other harassment, or offensive behaviour, such as verbal abuse or unnecessary physical contact, are also prohibited.

The use of illicit drugs and alcohol can negatively affect job performance and cause severe safety hazards. As a general rule, illicit drugs or alcohol may not be brought into or consumed in the workplace. If you are found in possession of or under the influence of illicit drugs or alcohol at work, you may be subject to discipline and possible termination of your employment.

Q

I’m looking to fill a senior position on my team from a pool of qualified candidates. May I offer the job to a man instead of a more qualified woman if I believe the woman is likely to start a family soon?

A

No. All employment decisions must be based on job-related criteria, skills and performance. Contact human resources for more information, or check local human resources standards.

Q

My teammates sometimes tease me about my national origin. I don’t think they mean any harm by it, but it makes me feel uncomfortable. Should I report them?

A

Yes. This behaviour violates the Code. You can advise the employees that their comments are not acceptable if you feel comfortable doing so. You may also promptly report this to your manager, compliance officer or human resources. A report can also be made using the Employee Ethics Hotline.

At all times treat your co-workers, customers and others with RESPECT AND DIGNITY.

“It’s fun to work with people from so many different backgrounds.”

2013 CODE OF BUSINESS CONDUCT

ENGAGING IN OUTSIDE ACTIVITIES or EMPLOYMENT

An important component of employee engagement relates to our ability to participate in our communities. We encourage you to be involved with outside organizations, charitable activities, and the political process, provided your involvement does not create or appear to create a conflict of interest or interfere with your responsibilities at Sun Life.

To reduce the possibility of a conflict of interest, you may not engage in any work for, or serve on the board of, any organization that is publicly traded or competes with or has a business relationship with Sun Life without written approval from your manager and your business group’s general counsel. Consult with the law department before you join the board of directors of any company or organization.

Depending on your position at Sun Life, you may also have an obligation to report outside business activities, directorships, or other personal relationships that could present potential conflicts of interest.

Do not speak for Sun Life or imply you are doing so in the course of your outside activities unless this has been specifically authorized in advance. Consult the human resources department or a person in the law department, who will arrange to seek the appropriate approval.

You must also keep in mind that you represent Sun Life when engaging in outside activities. You should not participate in any activity that would compromise our brand or reputation or that would disparage, defame, or embarrass Sun Life or its employees, clients or vendors.

Our funds, facilities or services may not be used for the benefit of other businesses, or political parties, or their candidates, except as specifically authorized in advance. We also have a process for dealing with charitable and philanthropic spending. Please consult Public and Corporate Affairs for information about these types of contributions.

Q

May I work for another company if the hours don’t conflict with those I’m required to work at Sun Life?

A

That depends. You may not take on another job that creates a conflict of interest with your position at Sun Life. A second job must be kept completely separate from your Sun Life position and must not interfere with your responsibilities and performance as a Sun Life employee.

2013 CODE OF BUSINESS CONDUCT

SUSTAINABILITY

We are committed to the principle of sustainability in the conduct of our business. Corporate sustainability is at the core of our mission of helping customers achieve lifetime financial security. It is fundamental to our business model and in many ways is embedded in everything that we do to ensure we meet our commitments to customers and other stakeholders – employees, shareholders, and investors – over the long term.

Today, being a sustainable company means more than taking actions to protect and preserve the environment and being a good corporate citizen; it means striving to actively consider environmental, social and governance impacts, risks and opportunities in the way we conduct our business to strengthen our business today and into the future. If you have any suggestions to improve the sustainability of our business practices, please submit them to the Sustainability Program on The Source.

SUSTAINABILITY ultimately means being able to assure our customers that we are in business for the LONG TERM.

“Sun Life’s commitment to sustainability inspires me to find new ways of doing things in my day-to-day work.”

2013 CODE OF BUSINESS CONDUCT

COMPETING FAIRLY and OPENLY

One of our obligations as an ethical company is to support our industry and encourage fair competition. Although we compete vigorously in every market in which we participate, we are committed to conducting business in compliance with all competition or antitrust laws. As specific prohibitions imposed by these laws vary, competing fairly and ethically in all our business activities is the most effective way to avoid contravening these rules.

Antitrust or competition laws prohibit Sun Life from engaging in activities intended to lessen competition. This means we cannot make agreements with competitors to fix prices or allocate sales, customers or territories. We may also not discuss with outsiders strategic information on topics such as pricing, product development and customer lists. Even if we do not intend these discussions to result in actions that restrict competition, they could be interpreted that way, and could be illegal whether or not they lead to a restriction of competition.

Sun Life is committed to integrity and ethical behaviour in our sales and service practices. Advertising, sales and promotional materials and product illustrations must be factual and based on principles of fair dealing and good faith. Deceptive sales and marketing practices, including making misleading or false statements, are prohibited.

Q

Sun Life recently hired an executive from another financial services company. In his role at our competitor he had access to important proprietary information that would be quite helpful. May we ask him to share this information?

A

No. The new employee has an obligation to protect the confidentiality of his former company’s information. You may only obtain information about competitors through publicly available information such as annual reports, expert analyses, press releases, the Internet, trade journals and so on.

Q

At a recent meeting of industry professionals an attendee representing another company asked me if there would be any interest on Sun Life’s part in entering into an agreement not to compete against each other in certain markets. He explained this would put a lot of pressure on a mutual competitor of ours. I told him it didn’t sound ethical to me and avoided conversations with him for the rest of the event. Do I need to report this to someone?

A

Yes. The proposal was in violation of competition law and you must report it to someone in the law department responsible for advising your business unit or function.

2013 CODE OF BUSINESS CONDUCT

DEALING with SUN LIFE ASSETS

USING TECHNOLOGY APPROPRIATELY

We must use our technologies appropriately as they are important business resources that provide broad access to information. Sun Life technology includes information networks, systems, and services as well as technology assets, such as computers, mobile devices, and portable digital storage media.

Sun Life technology should be used primarily for business purposes. Incidental and appropriate personal use is permitted provided it does not violate our policies or procedures, and does not interfere with the performance of your job responsibilities.

We must safeguard our technology assets we use for business purposes and we must prevent their damage, loss, theft or misuse. Likewise, we must safeguard the mechanisms and credentials we use to gain access to Sun Life information and technology.

Keep in mind that electronic records are more permanent than you might think – they can be retrieved even after they appear to have been deleted. If Sun Life becomes involved in litigation or an investigation, all correspondence may have to be turned over to third parties. Be careful when using email and other electronic communications such as wiki postings and SameTime messaging and avoid careless, exaggerated or inaccurate statements.

To monitor personal use, certain employees are authorized to check individual activity periodically. You should not expect that your emails and other electronic communications are private.

Q

I sometimes receive funny emails at my Sun Life address. Some of them could be offensive – have I breached the Code simply by reading these emails?

A

No, but you should ask these people not to send you any more of these emails. It is not appropriate for you to receive or send jokes that are potentially offensive to others.

Q

My friend gave me software that could help me prepare a presentation for an upcoming sales conference. Am I allowed to install it on my Sun Life computer?

A

No. You should not install any unapproved, unauthorized, or unlicensed software onto Sun Life’s equipment. Consult the Acceptable Use Standard for Sun Life Information and Technology for more information.

2013 CODE OF BUSINESS CONDUCT

SAFEGUARDING SUN LIFE INFORMATION AND INTELLECTUAL PROPERTY

Information and intellectual property are some of Sun Life’s most critical and valuable assets. Sun Life information includes all information owned, managed, or controlled by Sun Life or another entity empowered to do so on our behalf. Sun Life information may include information transmitted over Sun Life networks or systems. Intellectual property includes our trademarks, logos, slogans and trade secrets. As a Sun Life employee, you are required to effectively and appropriately manage and protect Sun Life information and intellectual property under your control.

USING AND PROTECTING SUN LIFE’S ASSETS

We must all take reasonable steps to use Sun Life’s assets only for legitimate business purposes and to protect those assets against loss, theft, damage and misuse.

Do not remove furniture, equipment, supplies, or files and other information from Sun Life premises without authorization. If you are authorized to work at home or off-site, you are expected to keep Sun Life assets safe.

Be careful not to:

breach any copyright laws or regulations when making copies of documents or software, or permit others to use Sun Life’s assets, without appropriate consent.

If you become aware of any loss, theft or misuse of Sun Life’s assets, you must report it immediately.

Consult the Acceptable Use Standard for Sun Life Information and Technology and the Information Classification and Protection Guideline for more information.

You are responsible for keeping CONFIDENTIAL INFORMATION safe.

Q

Is it okay for me to download music from the Internet to my Sun Life computer?

A

No, this is not appropriate for many reasons. Copyrightable material may not be downloaded without the consent of its owner or publisher. This could also expose our network to viruses.

“I need to be careful not to disclose sensitive information when using public transit.”

2013 CODE OF BUSINESS CONDUCT

MAINTAINING BOOKS and RECORDS

Sun Life is required to maintain accurate, reliable and complete records to appropriately manage its affairs and comply with legal, regulatory, financial, accounting and operational obligations. Sun Life must provide accurate, consistent, informative and timely disclosures of information to the market in accordance with applicable laws.

Our financial statements, books and records should accurately reflect all business transactions and be retained in accordance with our record keeping practices. Failing to disclose or record revenues, expenses, assets or liabilities is prohibited.

We are responsible for the integrity of books and business, financial accounting and expense records under our control. Be mindful that business records include emails and other electronic communications and records.

Be diligent in maintaining proper record keeping practices when creating, receiving or maintaining accounting, financial, legal or other business records. We must preserve documents and records that could be potentially relevant to any pending or reasonably foreseeable litigation, internal or external audit, regulatory examination, or government investigation.

You have the responsibility to raise any concerns you may have regarding accounting or auditing matters.

For additional guidance on our record keeping requirements and practices, consult the Records Management Operating Guideline.

MAINTAINING AND SUBMITTING PROPER EXPENSE DOCUMENTATION

Accurate records and copies of receipts must be submitted with each expense report as we can be reimbursed only for reasonable expenses related to Sun Life business activities. Ensure expenses are documented and approved in keeping with expense reimbursement standards.

You must ensure that your BUSINESS AND FINANCIAL RECORDS meet the highest standards.

Q

The Sun Life Records Retention Schedule requires me to retain Sun Life business records in my business function for an established time period. How do these retention periods apply if a document might be relevant to a suspected violation of law or an investigation?

A

You must retain all Sun Life information and documents relating to suspected violations of law, or imminent or reasonably foreseeable investigations or litigation. For more information consult the Records Management Operating Guideline, your local records officer or someone in the law department responsible for advising your business unit or function.

Q

I regularly clean out my email inbox. Are there any rules as to which messages should be kept and which should be deleted?

A

Some emails are considered business records and should be retained for the same duration as similar paper records. Consult the Records Management Operating Guideline for more information.

2013 CODE OF BUSINESS CONDUCT

MAINTAINING APPROPRIATE CONTROLS

We all participate in Sun Life’s internal control framework. Internal controls help us achieve our business objectives, mitigate risks and meet our ethical obligations to our customers and other stakeholders.

Our internal controls are designed to provide reasonable assurance that:

our operations are effective and efficient,

our financial reporting is reliable, and

we comply with laws and regulations.

Our commitment to internal control is reflected in Sun Life’s strong control environment, which includes:

the Sun Life Audit and Conduct Review Committee, which provides oversight and guidance over internal control practices and Sun Life’s financial reporting,

a commitment to acting ethically as set out in the Code,

a sound organizational structure reflecting clear and appropriate accountabilities and authorities, and competent and appropriately compensated employees.

“I didn’t realize how important internal controls were in helping us acheive our business goals.”

2013 CODE OF BUSINESS CONDUCT

We are all responsible for Sun Life’s internal controls and we should understand how they relate to our roles. Working with your manager, you should:

clearly understand your department’s objectives and how your role contributes to achieving them,

establish and maintain control activities appropriate to achieving your objectives and mitigating associated risks,

be aware of changes in your business or business environment affecting your role, and adapt your control activities appropriately, and continually monitor the appropriateness and effectiveness of internal controls for which you are responsible, and resolve related problems on a timely basis.

Be sure to inform your manager and other affected areas when problems occur – regular communication maintains control awareness. If you are unsure how your role is affected by or contributes to internal control you should speak to your manager.

Q

What is a control activity?

A

Control activities are processes we put in place to support our business objectives, to minimize risks and to help detect when things go wrong. Examples include:

company policies, standards and guidelines,

segregation of duties,

management reviews of key documents and information,

automated controls over information processing (validation checks, approval limits, exception reports), and controls over access and changes to computer applications.

While control activities do not guarantee protection from risks, they should provide reasonable assurance that these risks are appropriately mitigated.

2013 CODE OF BUSINESS CONDUCT

DEALING with REGULATORS, AUDITORS and OTHERS

Our reputation is built on our daily interaction with our customers, our shareholders and the public. We can all build Sun Life’s value by meeting the highest standards of professional conduct.

Specifically, we cooperate with lawful investigations and inquiries by regulators, law enforcement agencies, external and internal auditors and other investigators. We provide accurate and factual information to them, and do not mislead or attempt to improperly influence them. You should not tamper with any document to obscure the true nature of a transaction in Sun Life’s records or to impede or influence an audit, regulatory review or investigation. If you suspect information is not being provided as required, report your concerns to your compliance officer or someone in the law department.

Advise your compliance officer or senior manager in your business group of any requests that are outside the normal course of business, such as special audits, questionnaires or inquiries related to industry- wide investigations, as well as any regulatory complaint, fine or disciplinary action.

“I know who to contact if a regulator needs information.”

2013 CODE OF BUSINESS CONDUCT

WHERE CAN I FIND MORE INFORMATION?

The Code is a reference tool; it does not replace Sun Life standards or more detailed guidance. If you are not sure how to apply the Code in any situation:

talk to your manager,

contact someone identified in the Contact Lists on The Source, or send an email to SLF_Code_of_Business_Conduct@sunlife.com

You may access Sun Life policies and standards through the following links or directly through The Source.

Speak to your manager if you do not have access to The Source.

ISSUE	PAGE	RELEVANT POLICY, STANDARD OR CONTACT
Application to third parties	3	Supplier Code of Conduct
Anti-money laundering and anti-terrorist financing	10	Anti-Money Laundering and Anti-Terrorist Financing Policy
Books and records	23	Fraud Risk Management Policy; Records Management Operating Guideline; Prevention of Bribery and Corruption Policy
Bribery	13	Prevention of Bribery and Corruption Policy
Communicating with others	15, 21, 26	Disclosure Policy; Acceptable Use Standard for Sun Life Information and Technology; Sun Life Financial Global Privacy Commitment
Company assets	21	Acceptable Use Standard for Sun Life Information and Technology; Security Policy
Competing fairly	20	Someone in the law department responsible for advising your business unit or function
Complying with the law	8	Someone in the law department responsible for advising your business unit or function
Confidential information	12, 15	Disclosure Policy; Sun Life Financial Global Privacy Commitment; Securities Trading Policy; Security Policy; Supplementary Code of Conduct for Investment Operations
Directorships	18	Someone in the law department responsible for advising your business unit or function

2013 CODE OF BUSINESS CONDUCT

ISSUE	PAGE	RELEVANT POLICY, STANDARD OR CONTACT
Expenses	23	Local travel and expense reimbursement standards
Fairness in the workplace	17	Local human resources standards
Fraud	9	Fraud Risk Management Policy
Gifts and entertainment	14	Supplementary Code of Conduct for Investment Operations; Prevention of Bribery and Corruption Policy
Media communications	16	Disclosure Policy
Outside activities or employment	18	Someone in the law department responsible for advising your business unit or function
Personal relationships	11	Local Human Resources Standards
Personal safety	17	Security Policy
Privacy	15	Disclosure Policy; Acceptable Use Standard for Sun Life Information and Technology; Sun Life Financial Global Privacy Commitment; Security Policy
Regulatory investigations	26	Compliance officer or someone in the law department responsible for advising your business unit or function
Reporting Code breaches	5

Your manager; a compliance officer, the general counsel or senior compliance officer within your business group, the chief compliance officer; Employee Ethics Hotline; SLF_Code_of_Business_Conduct@ sunlife.com

Securities trading	12	Securities Trading Policy
Sustainability	19	Sustainability Program
Technology	16, 21	Application Security Standard; Acceptable Use Standard for Sun Life Information and Technology; Security Policy

There may be local standards that correspond to the above enterprise-wide policies. Please check your local intranet or ask your manager.

2013 CODE OF BUSINESS CONDUCT

NOTES

Life’s brighter under the sun

Sun Life Financial